HANSEN, BARNETT & MAXWELL
A Professional Corporation	Registered with the Public Company
CERTIFIED PUBLIC ACCOUNTANTS	Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128	An independent member of
Phone: (801) 532-2200	BAKER TILLY
Fax: (801) 532-7944	INTERNATIONAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Paxton Energy, Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report dated March 14, 2007, except for Note 1 – Registration payment arrangements, as to which the date is April 3, 2007, with respect to the financial statements of Paxton Energy, Inc., in its Amendment No. 3 to the Registration Statement on Form SB-2 relating to the registration of 4,621,350 shares of common stock. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

HANSEN, BARNETT & MAXWELL P.C.

Salt Lake City, Utah

April 3, 2007